UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2006
MarketAxess Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50670	52-2230784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Broadway, 42nd Floor New York, New York	10005

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 813-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1: STOCK OPTION AGREEMENT
EX-10.2: RESTRICTED STOCK AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement.
     In connection with the previously-announced appointment of T. Kelley Millet as its President, on September 13, 2006, MarketAxess Holdings Inc. (the “Company”) granted Mr. Millet (i) an incentive stock option award (the “Option Award”) to purchase 850,000 shares of the Company’s common stock (“Common Stock”) and (ii) a restricted stock award (the “Restricted Stock Award”) of 150,000 shares of the Common Stock.
Incentive Stock Option Award
     The exercise price for the shares of Common Stock underlying the Option Award is $10.25, which was the fair market value of the Common Stock on the grant date, as determined in accordance with the terms of the Company’s 2004 Stock Incentive Plan (Amended and Restated effective April 28, 2006) (the “Plan”).
     Subject to Mr. Millet’s continued employment with the Company, the Option Award will vest and become exercisable as follows: (i) 500,000 shares will vest in equal installments over a five-year period beginning on October 1, 2007 (“Time-Based Options”), (ii) if certain performance metrics for 2007 are met, 175,000 shares will vest in equal installments over a four-year period beginning on February 1, 2008 (“2007 Performance-Based Options”), and (iii) if certain performance metrics for 2008 are met, 175,000 shares will vest in equal installments over a three-year period beginning on February 1, 2009 (“2008 Performance-Based Options”). The Option Award will fully vest if Mr. Millet dies or becomes disabled during the term of his employment by the Company and will be exercisable for up to two years from the date of the termination of Mr. Millet’s employment with the Company, but not beyond September 13, 2016.
     If the Company terminates Mr. Millet without cause (as defined in the Offer Letter dated August 21, 2006 between the Company and Mr. Millet (the “Offer Letter”)), or in the event of a change in control of the Company in which the holders of the Company’s outstanding capital stock receive only cash in exchange for such capital stock or the Company is privatized and the Common Stock is no longer publicly traded, then to the extent unvested and the applicable performance metrics were met on or prior to such event, 100,000 Time-Based Options, 43,750 2007 Performance-Based Options, and 58,333 2008 Performance-Based Options will vest and be exercisable for up to one year from the termination date, but not beyond September 13, 2016. In the event of a change in control of the Company not covered by the previous sentence, then the lesser of 50% of the Option Award or the unvested portion of the Option Award will immediately vest upon (i) such change in control if it occurs within three months following any resignation by the Mr. Millet for good reason (as defined in the Offer Letter) or a termination of Mr. Millet by the Company (or the successor thereto) without cause, and be exercisable for a period of 90 days following such change in control, or (ii) any resignation by Mr. Millet for good reason or termination of Mr. Millet by the Company (or the successor thereto) without cause occurring 18 months after such change in control, and be exercisable for up to one year from the termination date, but not beyond September 13, 2016.
     The foregoing description of the Option Award is only a summary and is qualified in its entirety by reference to the Stock Option Agreement between the Company and Mr. Millet, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01.

     Restricted Stock Award
     Subject to Mr. Millet’s continued employment with the Company, the shares of Common Stock underlying the Restricted Stock Award (“Restricted Stock”) will vest in equal installments over a five-year period beginning on October 1, 2007. The Restricted Stock Award will fully vest if Mr. Millet dies or becomes disabled during the term of his employment by the Company.
     If the Company terminates Mr. Millet without cause (as defined in the Offer Letter) or if Mr. Millet resigns for good reason (as defined in the Offer Letter), then the lesser of 30,000 shares of Restricted Stock or the remaining unvested shares of Restricted Stock will vest. In the event of a change in control of the Company in which the holders of the Company’s outstanding capital stock receive only cash in exchange for such capital stock or the Common Stock is no longer publicly traded, then all of the shares of Restricted Stock will vest. In the event of a change in control of the Company not covered by the previous sentence, then all of the shares of Restricted Stock will vest upon (i) such change in control if it occurs within three months following any resignation by the Mr. Millet for good reason or a termination of Mr. Millet by the Company (or the successor thereto) without cause, or (ii) any resignation by Mr. Millet for good reason or termination of Mr. Millet by the Company (or the successor thereto) without cause occurring 18 months after such change in control.
     The foregoing description of the Restricted Stock Award is only a summary and is qualified in its entirety by reference to the Restricted Stock Agreement between the Company and Mr. Millet, a copy of which is attached as Exhibit 10.2 hereto and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:
10.1	Stock Option Agreement dated September 13, 2006 between the Company and T. Kelley Millet.

10.2	Restricted Stock Agreement dated September 13, 2006 between the Company and T. Kelley Millet.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.
Date: September 13, 2006	By:	/s/ Richard M. McVey
		Name:	Richard M. McVey
		Title:	Chief Executive Officer

EXHIBIT INDEX
Exhibit
10.1	Stock Option Agreement dated September 13, 2006 between the Company and T. Kelley Millet.

10.2	Restricted Stock Agreement dated September 13, 2006 between the Company and T. Kelley Millet.

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